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                                                                 EXHIBIT 2(b)(1)


                     AMENDMENT TO ARTICLES OF INCORPORATION
                     OF PHOENIX MANAGEMENT ASSOCIATES, INC.

         PHOENIX MANAGEMENT ASSOCIATES, INC., hereby files this Amendment to its Articles of Incorporation and states:

         1. The name of the Corporation is PHOENIX MANAGEMENT ASSOCIATES, INC.

         2. The Corporation hereby amends its Articles by changing its name to:
AMERICA'S SENIOR FINANCIAL SERVICES, INC.

         3. Article III of the Articles is hereby amended by changing the number of authorized shares to Twenty Five Million (25,000,000) of $.001 par value common stock. In addition, all outstanding shares of common stock are hereby converted to Two Million Six Hundred and Fifty Thousand (2,650,000) shares of $.001 par value common stock.

         4. Article IV, Preemptive Rights, is hereby deleted in its entirety.

         5. This Amendment is ratified and approved by 100% of the shareholders, and directors of the Corporation, as evidenced by the signature below.



                                             /s/ NELSON LOCKE
                                             --------------------------------
                                             NELSON LOCKE, Sole shareholder,
                                             sole director and President


STATE OF FLORIDA
COUNTY OF DADE


         Before me, the undersigned authority, personally appeared NELSON LOCKE, Sole Shareholder, Sole Director and President of Phoenix Management Associates, Inc., who executed the foregoing document before me and who was personally known to me and who did not take an oath.


*on November 5, 1997



                                             /s/ MARTA M. BLANCO
                                             --------------------------------
                                             NOTARY PUBLIC, STATE OF FLORIDA


My Commission Expires: